Exhibit 5.1
RICHARDSON & PATEL LLP
10900 Wilshire Boulevard
Suite 500
Los Angeles, California 90024
Telephone (310) 208-1182
Facsimile (310) 208-1154

September 22, 2011

Red Metal Resources Ltd.
195 Park Avenue
Thunder Bay, Ontario P7B 1B9
Canada

Re:           Red Metal Resources Ltd.
2011 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Red Metal Resources Ltd., a Nevada corporation (the “Company”) in connection with the registration with the Securities and Exchange Commission on Form S-8 of shares of the Company’s common stock, $0.001 par value (the “Shares”), which may be issued as awards in connection with the above-referenced plan (the “Plan”).  In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Articles of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

Based upon that review, it is our opinion that the Shares, including the shares of common stock that will be issued as a result of the exercise of the options, when issued in conformance with the terms and conditions of the Plan, will be legally issued, fully paid, and nonassessable.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares.

RICHARDSON & PATEL LLP

/s/ Richardson & Patel LLP